Free Writing Prospectus to Preliminary Terms No. 533

Registration Statement Nos. 333-250103; 333-250103-01

Dated February 1, 2021; Filed pursuant to Rule 433

Morgan Stanley

1.5-Year ARKK Contingent Income Auto-Callable Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying shares:	ARK Innovation ETF (ARKK)
Early redemption:	If the determination closing price of the underlying shares is greater than or equal to the initial share price on any monthly redemption determination date, the securities will be automatically redeemed
Downside threshold price:	60% of the initial share price
Contingent monthly coupon:	At least 13.00% per annum
Coupon payment dates:	Monthly
Early redemption dates:	Beginning after six months, monthly
Pricing date:	February 26, 2021
Final determination date:	August 26, 2022
Maturity date:	August 31, 2022
CUSIP:	61771EM54
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/ 895421/ 000183988221000134/ ms533_fwp-00499.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity[1] (if the securities have not been previously redeemed)
Change in Underlying Shares	Payment at Maturity (excluding any coupon payable at maturity)
+30%	$1,000.00
+20%	$1,000.00
+10%	$1,000.00
0%	$1,000.00
-10%	$1,000.00
-20%	$1,000.00
-30%	$1,000.00
-40%	$1,000.00
-41%	$590.00
-50%	$500.00
-60%	$400.00
-70%	$300.00
-80%	$200.00
-90%	$100.00
-100%	$0.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

•	The securities do not guarantee the return of any principal.
•	You will not receive any contingent monthly coupon for any monthly period where the determination closing price is less than the downside threshold price.
•	The contingent monthly coupon, if any, is based solely on the determination closing price or the final share price, as applicable.
•	Investors will not participate in any appreciation in the price of the underlying shares.
•	The automatic early redemption feature may limit the term of your investment to approximately six months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.
•	The market price will be influenced by many unpredictable factors.
•	Investing in the securities is not equivalent to investing in the underlying shares.
•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.
•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.
•	No dividend payments or voting rights.
•	The securities will not be listed on any securities exchange and secondary trading may be limited.
•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.
•	The estimated value of the securities is approximately $936.90 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.
•	Hedging and trading activity by our affiliates could potentially affect the value of the securities.
•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.
•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Shares

•	An investment in the securities is subject to risks associated with actively managed funds.
•	Risks associated with disruptive innovation companies.
•	An investment in the securities is subject to risks associated with small-capitalization and micro-capitalization companies.
•	There are risks associated with investments in securities linked to the value of foreign (and especially emerging markets) equity securities.
•	The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the Fund’s net asset value per share.
•	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.